Exhibit 99.1

SRx Health Solutions Initiates Restructuring Proceedings under CCAA for its Canadian Subsidiary

U.S. operations, including Halo subsidiary, will not be affected by CCAA Proceedings; No U.S. bankruptcy filing expected

TAMPA, FL, August 12, 2025 — SRx Health Solutions, Inc. (NYSE American: SRXH) (the “Company”), a leading global health and wellness company, today announced that its subsidiary, SRx Health Solutions (Canada), Inc.(“SRx Canada”) and certain of its subsidiaries has sought creditor protection in Canada under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (“CCAA”) from the Supreme Court of Ontario (the “CCAA Proceedings”).

The decision to seek creditor protection was made in the best interest of its stakeholders after careful evaluation of SRx Canada’s financial situation and all available alternatives following consultation with its legal and financial advisors.

In the CCAA Proceedings, SRx Canada will seek to obtain a stay of proceedings and the approval of debtor-in-possession financing (“DIP Financing”). The stay of proceedings and DIP Financing are intended to provide SRx Canada with the time and stability required to consider potential restructuring transactions and maximize the value of its assets for the benefit of its stakeholders, which may include the sale of all or substantially all of the business or assets of SRx Canada through a Court-supervised sales process. The Company intends to carry on the critical aspects of the business of SRx Canada throughout the pendency of the CCAA Proceedings.

The Company anticipates that neither it nor any of its United States assets, including its subsidiary Halo, Purely For Pets, Inc., will be affected by the CCAA Proceedings and no United States bankruptcy proceedings will be commenced.

About SRx Health Solutions, Inc.

SRx Health Solutions Inc. is an integrated Canadian healthcare services provider that operates within the specialty healthcare industry. The SRx network extends across all ten Canadian provinces, making it one of the most accessible providers of comprehensive, integrated, and customized specialty healthcare services in the country. SRx combines years of industry knowledge, technology, and patient-centric focus to create strategies and solutions that consistently exceed client expectations and drive critical patient care initiatives aimed to improve the wellness of Canadians.  For more information on SRx Health Solutions Inc., please visit www.srxhealth.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

SRx Health Solutions, Inc.

Kent Cunningham, Chief Executive Officer

Investor Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

T: 212-896-1254

Valter@KCSA.com